NEWS RELEASE
August 30, 2004

Quincy Gold Corp. Announces Brokered Private Placement

Toronto. Ontario -- The Board of Directors of Quincy Gold Corp. (OTCBB: QCYG) is pleased to announce that the company has arranged a brokered private placement for gross proceeds of up to CAD$5,000,000 with a syndicate including Kingsdale Capital Partners Inc., Dominick & Dominick Securities Inc. and VSA Resources Ltd., (the “Co-Agents”). The proceeds of the financing are to be utilized to fund the exploration and delineation of the company’s exploration projects in Oregon and Nevada and for general working capital purposes.

The offering will consist of up to 8,333,333 Units, priced at CAD$0.60 per unit. Each Unit will consist of one common share of the Company and one half of one share purchase warrant. Each whole share purchase warrant will be exercisable into one common share at a price of CAD$0.75 for a period of eighteen months.

The Co-Agents will be paid cash commission of 8% of the gross proceeds of the Offering and will be issued share purchase warrants entitling the Co-Agents to purchase common shares of the Company equal in number to 10% of the number of Units sold. Each warrant will be exercisable into one common share at a price of CAD$0.60 for a period of eighteen months. Closing of the financing is subject to certain conditions, including the listing of the company’s common shares on the TSX Venture Exchange.

The financing is subject to a minimum of CAD$3,000,000 being raised and will be conducted by Co-Agents on a reasonable efforts basis in reliance upon the exemption from registration provided by Regulation S. The company has agreed to grant registration rights to the purchasers of the securities.

To find out more about Quincy Gold Corp. (OTCBB: QCYG) visit our website at www.quincygold.com or contact:

Daniel Farrell, President & CEO	T: (416) 366-7871	E: dfarrell@quincygold.com

Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincygold.com

Thomas Skimming, VP, Exploration	T: (416) 444-0900	E: tskimming@quincygold.com

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.